Exhibit 99.2

Press Release

Weatherford Names New Chief Financial Officer
Christian Garcia Joins Executive Leadership Team

November 14, 2019 - Weatherford International plc (OTC-PINK:WFTIQ) announced today that Christian Garcia has been appointed Executive Vice President and Chief Financial Officer, effective January 6, 2020. Christian has more than 30 years of financial experience and has held leadership roles in the oilfield services, automotive electronics, software and consulting, and business equipment industries.

Christian recently served as Executive Vice President and Chief Financial Officer at Visteon Corporation, a leader in automotive cockpit electronics, and served as a board member of Keane Group, a pure-play provider of integrated well completions. Prior to these roles, he served as acting Chief Financial Officer of Halliburton, an oilfield services company, where he held a variety of leadership positions of increasing responsibility. Christian has been consistently selected to the All-America Executive Team by Institutional Investor magazine in the Investor Relations and CFO categories.

Mark A. McCollum, President and Chief Executive Officer for Weatherford, stated, “Christian brings extensive oilfield services experience and his professionalism and leadership are respected throughout our industry. As we look to the future, we are delighted that he will be part of the executive team that will lead Weatherford into its next chapter.”

“I am very excited to join Weatherford as the potential for value creation is significant, given its product and technology portfolio. I look forward to partnering with Mark and the team on the next stage of the Company’s transformation,” said Christian.

About Weatherford
Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in more than 80 countries and has a network of 620 locations, including manufacturing, service, research and development, and training facilities and employs more than 24,000 people. For more information, visit www.weatherford.com and connect with Weatherford on LinkedIn, Facebook, Twitter and YouTube.

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Weatherford Contact
Karen David-Green	+1.713.836.7430
Senior Vice President, Stakeholder Engagement and Chief Marketing Officer, Weatherford